The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, product supplement and underlying supplement do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated July 6, 2023

PRICING SUPPLEMENT dated July , 2023

(To the Prospectus dated May 23, 2022,

the Prospectus Supplement dated June 27, 2022,

the Product Supplement No. WF-1 dated October 17, 2022 and the Underlying Supplement dated June 27, 2022)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-265158

Barclays Bank PLC Global Medium-Term Notes, Series A
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

■   Linked to the VanEck® Gold Miners ETF (the “Fund”)

■   Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium and, if the securities are not automatically called, whether you are repaid the principal amount of your securities at stated maturity will depend in each case on the fund closing price of the Fund on the relevant call date.

■   Automatic Call. If the fund closing price of the Fund on any call date is greater than or equal to its starting price, the securities will be automatically called for the principal amount plus the call premium applicable to the relevant call date. The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of at least 16.25% per annum (to be determined on the pricing date).

Call Date	Call Premium*
August 2, 2024	At least 16.25% of the principal amount
August 4, 2025	At least 32.50% of the principal amount
July 27, 2026 (the “final calculation day”)	At least 48.75% of the principal amount
* The actual call premium applicable to each call date will be determined on the pricing date.

■    Potential Loss of Principal. If the securities are not automatically called, you will receive the principal amount at stated maturity if the fund closing price of the Fund on the final calculation day is greater than or equal to the threshold price. If the fund closing price of the Fund on the final calculation day is less than the threshold price, you will receive less than the principal amount and will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 10%.

■   The threshold price of the Fund is equal to 90% of its starting price.

■   Investors may lose up to 90% of the principal amount.

■   Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the Fund on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Fund.

■   Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PPS-6 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

■   No periodic interest payments or dividends

■    No exchange listing; designed to be held to maturity

See “Additional Information about the Issuer and the Securities” on page PPS-4 of this pricing supplement. The securities will have the terms specified in the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-1 dated October 17, 2022 and the underlying supplement dated June 27, 2022, as supplemented or superseded by this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PPS-10 herein, “Risk Factors” beginning on page PS-3 of the product supplement and “Risk Factors” beginning on page S-9 of the prospectus supplement.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-6 of this pricing supplement.

	Original Offering Price(1)	Agent Discount(2), (3)	Proceeds to Barclays Bank PLC
Per Security	$1,000.00	$25.75	$974.25
Total
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $925.40 and $955.40 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PPS-5 of this pricing supplement.

(2)	Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. are the agents for the distribution of the securities and are acting as principal. The agent will receive an underwriting discount of up to $25.75 per security. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession not in excess of $25.75 per security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per security. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. See “Terms of the Securities—Supplemental Plan of Distribution” in this pricing supplement for further information.

(3)	In respect of certain securities sold in this offering, Barclays Capital Inc. may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities	Barclays Capital Inc.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Terms of the Securities

Issuer:	Barclays Bank PLC
Market Measure[1]:	VanEck® Gold Miners ETF (Bloomberg ticker symbol “GDX”) (the “Fund”)
Pricing Date[2]:	July 28, 2023
Issue Date[2]:	August 2, 2023
Stated Maturity Date[2]:	August 3, 2026
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a principal amount of $1,000.
Automatic Call:

If the fund closing price of the Fund on any call date is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the principal amount plus the call premium applicable to the relevant call date.

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the Fund on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Fund.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Dates and Call Premiums[2]:	The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of at least 16.25% per annum (to be determined on the pricing date).
The actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be within the ranges specified in the table below.
	Call Date	Call Premium	Payment per Security upon an Automatic Call
	August 2, 2024	At least 16.25% of the principal amount	At least $1,162.50
	August 4, 2025	At least 32.50% of the principal amount	At least $1,325.00
	July 27, 2026*	At least 48.75% of the principal amount	At least $1,487.50

* We refer to July 27, 2026 as the “final calculation day.”

Call Settlement Date[2]:	Five business days after the applicable call date; provided that the call settlement date for the last call date, the final calculation day, is the stated maturity date
Maturity Payment Amount:

If the securities are not automatically called, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•   if the ending price is less than the starting price but greater than or equal to the threshold price: $1,000; or

•   if the ending price is less than the threshold price:

$1,000 + [$1,000 × (fund return + buffer amount)]

If the securities are not automatically called and the ending price is less than the threshold price, you will lose up to 90% of the principal amount of your securities at stated maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Threshold Price[1]:	$ , which is equal to 90% of the starting price

PPS-2

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Buffer Amount:	10%
Fund Return:	The “fund return” is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price
Starting Price[1]:	$ , the fund closing price of the Fund on the pricing date
Ending Price[1]:	The “ending price” will be the fund closing price of the Fund on the final calculation day.
Fund Closing Price[1]:

“Fund closing price” has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the product supplement. The fund closing price of the Fund is subject to adjustment through the adjustment factor as described in the product supplement.

Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the product supplement, provided that terms used in this pricing supplement, but not defined herein or in the product supplement, will have the meanings ascribed to them in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Tax Considerations:	For a discussion of the tax considerations relating to ownership and disposition of the securities, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	06745MNG9 / US06745MNG95
Supplemental Plan of Distribution:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the securities. The agent will receive an underwriting discount of up to $25.75 per security. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession not in excess of $25.75 per security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per security. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, Barclays may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the securities. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the securities conducts hedging activities for Barclays Bank PLC in connection with the securities, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the securities to you.

1 If the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, will calculate the value to be used as the fund closing price of the Fund. In addition, in the case of certain events related to the Fund, the calculation agent may adjust any variable, including but not limited to, the starting price, ending price, threshold price and fund closing price of the Fund if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Fund. For more information, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement.

2 Expected. In the event that we make any change to the expected pricing date or issue date, the call dates, including the final calculation day, and/or the stated maturity date may be changed so that the stated term of the securities remains the same. If any call date is not a trading day, that call date will be postponed to the next succeeding day that is a trading day. A call date will also be postponed if a market disruption event occurs on that call date as described under “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” in the accompanying product supplement. In addition, the stated maturity date will be postponed if that day is not a business day or if the final calculation day is postponed as described under “General Terms of the Securities—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call date is a “calculation day.”

PPS-3

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these securities are a part, the product supplement no. WF-1 dated October 17, 2022 and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

To the extent the information or terms in this pricing supplement are different from or inconsistent with the information or terms in the prospectus, prospectus supplement, product supplement or underlying supplement, the information and terms in this pricing supplement will control. To the extent the information or terms in the product supplement are different from or inconsistent with the information or terms in the prospectus or prospectus supplement, the information and terms in the product supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Product Supplement No. WF-1 dated October 17, 2022: https://www.sec.gov/Archives/edgar/data/312070/000095010322017881/dp182509_424b2-wf1.htm

•	Underlying Supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

PPS-4

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Additional Information Regarding Our Estimated Value of the Securities

The final terms for the securities will be determined on the date the securities are initially priced for sale to the public (the “pricing date”) based on prevailing market conditions on or prior to the pricing date and will be communicated to investors orally and/or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the original offering price of the securities. The difference between the original offering price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-10 of this pricing supplement.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-5

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-6

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You anticipate that the fund closing price of the Fund will be greater than or equal to the starting price on one of the call dates.

•	You do not anticipate that the ending price will be less than the threshold price, and you are willing and able to accept the risk that, if it is, you will lose up to 90% of the principal amount of your securities at stated maturity.

•	You are willing and able to forgo participation in any appreciation of the Fund, and you understand that any return on your investment will be limited to any call premium that may be payable on the securities.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the Fund, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Fund or the securities held by the Fund, nor will you have any voting rights with respect to the Fund or the securities held by the Fund.

•	You are willing and able to accept the risk that the securities may be automatically called prior to stated maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to stated maturity if the securities are not automatically called.

•	You are willing and able to assume our credit risk for all payments on the securities.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that provides for the full repayment of principal at stated maturity.

•	You anticipate that the fund closing price of the Fund will be less than the starting price on each call date.

•	You anticipate that the ending price will be less than the threshold price, or you are unwilling or unable to accept the risk that, if it is, you will lose up to 90% of the principal amount of your securities at stated maturity.

•	You seek exposure to any upside performance of the Fund or you seek an investment with a return that is not limited to any call premium that may be payable on the securities.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Fund, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Fund or the securities held by the Fund.

•	You are unwilling or unable to accept the risk that the securities may be automatically called prior to stated maturity.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to stated maturity if they are not automatically called.

•	You are unwilling or unable to assume our credit risk for all payments on the securities.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

PPS-7

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PPS-10 of this pricing supplement and the “Risk Factors” beginning on page PS-3 of the accompanying product supplement and the “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement for risks related to an investment in the securities. For more information about the Fund, please see the section titled “The VanEck® Gold Miners ETF” below.

PPS-8

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Determining Payment on a Call Settlement Date and at Maturity

On each call settlement date, whether the securities are automatically called and whether you receive a call premium will each be determined based on the fund closing price of the Fund on the related call date as follows:

On the stated maturity date, if the securities have not been automatically called, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PPS-9

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or any of the securities held by the Fund or composing the underlying index (as defined under “VanEck® Gold Miners ETF” below). Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections of the product supplement and prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Lose Up To 90% Of The Principal Amount Of Your Securities At Stated Maturity — We will not repay you a fixed amount on your securities at stated maturity. If the securities are not automatically called, you will receive a maturity payment amount that will be equal to or less than the principal amount.

If the ending price is less than the threshold price, the maturity payment amount will be less than the principal amount and you will have full downside exposure to the decrease in the price of the Fund in excess of the buffer amount, resulting in a loss of 1% of the principal amount for every 1% decline in the Fund in excess of the buffer amount. The threshold price is 90% of the starting price. As a result, you may lose up to 90% of the principal amount at maturity, even if the price of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

•	Your Return Will Be Limited To The Applicable Call Premium And May Be Lower Than The Return On A Direct Investment In The Fund Or The Securities Held By The Fund — You will not participate in the possible increases in the price of the Fund through an investment in the securities. Any positive return on the securities will not exceed the applicable call premium, regardless of any increase in the price of the Fund, which may be significant. Furthermore, if the securities are called on an earlier call date, you will receive a lower call premium than if the securities were called on a later call date, and accordingly, if the securities are called on one of the earlier call dates, you will not receive the highest potential call premium.

•	No Periodic Interest Will Be Paid On The Securities — No periodic payments of interest will be made on the securities.

•	Higher Call Premium Rates Are Associated With Greater Risk — The securities offer call premiums at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential call premiums are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may not receive a call premium on any call settlement date and the risk that you may lose some or a substantial portion of the principal amount at maturity. The volatility of the Fund is an important factor affecting this risk. Volatility is a measure of the degree of variation in the price of the Fund over a period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Fund as of the pricing date may result in higher call premiums, but it also represents a greater expected likelihood as of the pricing date that the fund closing price will be less than the starting price on each call date, such that you will not receive any call premium during the term of the securities, and that the fund closing price will be less than the threshold price on the final calculation day such that you will lose a substantial portion, and possibly all, of the principal amount at maturity. In general, the higher the call premiums are relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive any call premium during the term of the securities and that you will lose some or a substantial portion of the principal amount at maturity.

•	You Will Be Subject To Reinvestment Risk — If your securities are automatically called, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

•	Any Payment On The Securities Will Be Determined Based On The Fund Closing Price Of The Fund On The Dates Specified — Any payment on the securities will be determined based on the fund closing price of the Fund on the dates specified. You will not benefit from any more favorable value of the Fund determined at any other time.

•	Owning The Securities Is Not The Same As Owning The Fund, The Securities Held By The Fund Or The Securities Composing The Underlying Index — The return on your securities may not reflect the return you would realize if you actually owned the Fund, the securities held by the Fund or the securities composing the underlying index. For example, as a holder of the securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the Fund, the securities held by the Fund or the securities composing the underlying index.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful — It is impossible to predict whether and the extent to which the value of the Fund will rise or fall. There can be no assurance that the value of the Fund will not close below the starting price on each call date or, if the securities are not called, below the threshold price on the final calculation

PPS-10

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

day. The value of the Fund will be influenced by complex and interrelated political, economic, financial and other factors that affect the Fund, the securities held by the Fund and the securities composing the underlying index. You should be willing to accept the downside risks associated with equities in general and the Fund in particular, and the risk of losing up to 90% of the principal amount.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC — The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Fund

•	Certain Features Of Exchange-Traded Funds Will Impact The Value Of The Securities — The performance of the Fund will not fully replicate the performance of the underlying index, and the Fund may hold securities or other assets not included in the underlying index. The value of the Fund is subject to:

•	Management risk. This is the risk that the investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The Fund’s investment adviser may have the right to use a portion of the Fund’s assets to invest in shares of equity securities that are not included in the underlying index. The Fund is not actively managed, and the Fund’s investment adviser will generally not attempt to take defensive positions in declining markets.

•	Derivatives risk. The Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the

PPS-11

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses may be greater than if the Fund invested only in conventional securities.

•	Transaction costs and fees. Unlike the underlying index, the Fund will reflect transaction costs and fees that will reduce its performance relative to the underlying index.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the factors described above. In addition, the Fund may diverge significantly from the performance of the underlying index due to differences in trading hours between the Fund and the securities composing the underlying index or other circumstances. During periods of market volatility, the component securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of the Fund may vary substantially from the net asset value per share of the Fund. Because the securities are linked to the performance of the Fund and not the underlying index, the return on your securities may be less than that of an alternative investment linked directly to the underlying index.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index — Actions by any company whose securities are included in the Fund or in the underlying index may have an adverse effect on the price of its security, the closing price of the Fund on any call date, the ending level and the value of the securities. These unaffiliated companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information — We, our affiliates and WFS and its affiliates are not affiliated in any way with the fund sponsor or the underlying index sponsor (collectively, the “sponsors”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the management or calculation of the Fund or the underlying index. We have derived the information about the sponsors and the Fund and the underlying index contained in this pricing supplement and the accompanying underlying supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Fund, the underlying index and the sponsors. The sponsors will not be involved in the offering of the securities made hereby in any way, and the sponsors do not have any obligation to consider your interests as an owner of the securities in taking any actions that might affect the value of the securities.

•	Adjustments To The Fund Or The Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity — The investment adviser of the Fund (the “fund sponsor”) may add, delete or substitute the component securities held by the Fund or make changes to its investment strategy, and the sponsor of the underlying index may add, delete, substitute or adjust the securities composing the underlying index or make other methodological changes to the underlying index that could affect its performance. In addition, if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the Fund or, if no successor fund is available, the calculation agent will calculate the value to be used as the fund closing price of the Fund. Any of these actions could adversely affect the value of the Fund and, consequently, the value of the securities. See “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation—Liquidation Events” in the product supplement.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments — The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the securities upon the occurrence of certain events with a view to preserving the relative investment risks of the securities. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the Fund. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the securities. See “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the product supplement.

•	The Securities Are Subject To Risks Associated With The Gold And Silver Mining Industries — All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is associated with the gold and/or silver mining industries. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Investments related to gold and silver are considered speculative and are affected by a variety of

PPS-12

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

factors. Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies. Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, and may be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold and silver may fluctuate substantially over short periods of time, so the Fund’s share price may be more volatile than other types of investments. Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation, changes in currency exchange rates and changes in industrial and commercial demand for metals (including fabricator demand). Additionally, increased environmental or labor costs may depress the value of metal investments. These factors could affect the gold and silver mining industries and could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the securities, which may adversely affect the value of the securities.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities — Some of the component securities held by the Fund are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the securities, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Price Of The Fund Is Subject To Currency Exchange Risk With Respect To The U.S. Dollar And The Non-U.S. Currencies Represented In The Fund — Because the price of the Fund is related to the U.S. dollar value of the non-U.S. component securities held by the Fund, the price of the Fund will be exposed to the currency exchange rate risk with respect to each of the currencies in which the non-U.S. component securities held by the Fund trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the price of the Fund will be adversely affected and any payments on the securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments between the countries represented in the Fund and the United States; and

•	the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance.

•	The Historical Performance Of The Fund Is Not An Indication Of Its Future Performance — The historical performance of the Fund should not be taken as an indication of the future performance of the Fund. It is impossible to predict whether the fund closing price will fall or rise during the term of the securities, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the value of the Fund are not necessarily indicative of fluctuations or trends that may occur in the future.

Risks Relating to Conflicts of Interest

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the Fund and the merits of investing in the securities.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest —

PPS-13

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

We, our affiliates, WFS and any dealer participating in the distribution of the securities (a “participating dealer”) may play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our economic interests and the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Fund or the securities held by the Fund. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities. Participating dealers may also engage in such activities that may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession and/or any fee that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the Fund and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Fund is to be determined; if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining any value necessary to calculate any payments on the securities; and determining whether to adjust any variable described herein in the case of certain events related to the Fund that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Fund. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop — The securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the securities at issuance and their value in the secondary market. Accordingly, in addition to the value of the Fund on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund and the securities held by the Fund;

•	the time to maturity of the securities;

PPS-14

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

•	the market prices of, and dividend rates on, the Fund and the securities held by the Fund;

•	interest and yield rates in the market generally;

•	supply and demand for the securities;

•	a variety of economic, financial, political, regulatory and judicial events;

•	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the non-U.S. securities held by the Fund trade; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities — The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the original offering price of your securities. The difference between the original offering price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees expected to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities — The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the original offering price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the stated maturity date could result in a substantial loss to you.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities — Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

PPS-15

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate hypothetical payments upon an automatic call or at stated maturity for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. Terms used for purposes of these hypothetical examples do not represent the actual starting price, threshold price or ending price applicable to the securities. The actual amount you receive at stated maturity or upon automatic call will depend on the actual terms of the securities. You should not take these examples as an indication or assurance of the expected performance of the securities. These examples are for purposes of illustration only. The values used in the examples may have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the securities.

Hypothetical Call Premiums:	16.25% for the first call date, 32.50% for the second call date and 48.75% for the third call date (based on the minimum values specified for the call premiums)
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$90.00 (90% of the hypothetical starting price)
Buffer Amount:	10%

The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical closing prices of the Fund, see the historical information set forth under the section titled “The VanEck® Gold Miners ETF” below. We cannot predict the fund closing price on any day during the term of the securities, including on any call date.

Hypothetical Payout Profile

PPS-16

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called, the following table illustrates, for hypothetical call premiums based on a simple (non-compounding) return of approximately 16.25% per annum (the minimum values specified for the call premiums) and each hypothetical call date on which the securities are automatically called, the hypothetical payment per security on the related call settlement date.

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date
1st call date	$1,162.50
2nd call date	$1,325.00
3rd call date	$1,487.50

If the securities are not automatically called:

If the securities are not automatically called, the following table illustrates, for a range of hypothetical fund returns, the hypothetical maturity payment amount payable at stated maturity per security.

Hypothetical Fund Return	Hypothetical maturity payment amount per security
-1.00%	$1,000.00
-5.00%	$1,000.00
-10.00%	$1,000.00
-11.00%	$990.00
-20.00%	$900.00
-25.00%	$850.00
-50.00%	$600.00
-75.00%	$350.00
-100.00%	$100.00

Hypothetical Examples of Payment upon an Automatic Call or at Stated Maturity

Example 1. The fund closing price of the Fund on the first call date is greater than or equal to the starting price. As a result, the securities are automatically called on the first call date.

Hypothetical starting price:	$100.00
Hypothetical fund closing price on first call date:	$125.00

Because the hypothetical fund closing price of the Fund on the first call date is greater than or equal to the hypothetical starting price, the securities are automatically called on the first call date and you will receive on the related call settlement date the principal amount of your securities plus a call premium of 16.25% of the principal amount. Even though the Fund appreciated by 25.00% from the starting price to its fund closing price on the first call date in this example, your return is limited to the call premium of 16.25% that is applicable to that call date.

On the call settlement date, you would receive $1,162.50 per security.

Example 2. The securities are not automatically called prior to the last call date (the final calculation day). The ending price is greater than or equal to the starting price. As a result, the securities are automatically called on the final calculation day.

Hypothetical starting price:	$100.00
Hypothetical fund closing price on call dates prior to the final calculation day:	Various (all below starting price)
Hypothetical ending price:	$120.00
Hypothetical fund return:	20.00%

PPS-17

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Because the hypothetical fund closing price of the Fund on each call date prior to the last call date (which is the final calculation day) is less than the hypothetical starting price, the securities are not automatically called prior to the final calculation day. Because the hypothetical ending price is greater than or equal to the starting price, the securities are automatically called on the final calculation day and you will receive on the related call settlement date (which is the stated maturity date) the principal amount of your securities plus a call premium of 48.75% of the principal amount.

On the call settlement date (which is the stated maturity date), you would receive $1,487.50 per security.

Example 3. The securities are not automatically called prior to maturity. The ending price is less than the starting price but greater than or equal to the threshold price. As a result, the maturity payment amount is equal to the principal amount.

Hypothetical starting price:	$100.00
Hypothetical fund closing price on call dates prior to the final calculation day:	Various (all below starting price)
Hypothetical ending price:	$95.00
Hypothetical threshold price:	$90.00
Hypothetical fund return:	-5.00%

Because the hypothetical fund closing price of the Fund on each call date (including the final calculation day) is less than the hypothetical starting price, the securities are not automatically called. Because the hypothetical ending price is not less than the hypothetical threshold price, you would be repaid the principal amount of your securities at maturity.

On the stated maturity date, you would receive $1,000.00 per security.

Example 4. The securities are not automatically called prior to maturity. The ending price is less than the threshold price. As a result, the maturity payment amount is less than the principal amount.

Hypothetical starting price:	$100.00
Hypothetical fund closing price on call dates prior to the final calculation day:	Various (all below starting price)
Hypothetical ending price:	$50.00
Hypothetical threshold price:	$90.00
Hypothetical fund return:	-50.00%

Because the hypothetical fund closing price of the Fund on each call date (including the final calculation day) is less than the hypothetical starting price, the securities are not automatically called. Because the hypothetical ending price is less than the hypothetical threshold price, you would lose a portion of the principal amount of your securities and receive the maturity payment amount equal to $600.00 per security, calculated as follows:

$1,000 + [$1,000 × (fund return + buffer amount)]

= $1,000 + [$1,000 × (-50.00% + 10.00%)]

= $600.00

On the stated maturity date, you would receive $600.00 per security.

PPS-18

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

The VanEck® Gold Miners ETF

According to publicly available information, the Fund is an exchange-traded fund of VanEck® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index (the “underlying index”). The underlying index is a modified market capitalization-weighted index composed of publicly traded companies involved primarily in the mining of gold or silver. For more information about the Fund, see “Exchange-Traded Funds—The VanEck® ETFs” in the accompanying underlying supplement.

Historical Information

We obtained the closing prices displayed in the graph below from Bloomberg Professional® service without independent verification. The historical performance of the Fund should not be taken as an indication of the future performance of the Fund. Future performance of the Fund may differ significantly from historical performance, and no assurance can be given as to the closing prices of the Fund during the term of the securities, including on any call date. We cannot give you assurance that the performance of the Fund will not result in a loss on your initial investment.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2018 to July 5, 2023. The closing price on July 5, 2023 was $29.83.

* The dotted line indicates a hypothetical threshold price of 90% of the closing price on July 5, 2023. The actual threshold price will be equal to 90% of the starting price.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-19

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Fund. Assuming this treatment is respected, if you are a U.S. holder, upon a sale or exchange of the securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. This gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of the securities at the original issue price. The deductibility of capital losses is subject to limitations. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the securities with regard to non-U.S. holders, and we have determined to treat the securities as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Non-U.S. holders should also discuss with their tax advisors the estate tax consequences of investing in the securities.

PPS-20